[Triple Net Properties, LLC logo]

Louis J. Rogers, President Triple Net Properties, LLC 1551 N. Tustin Ave., Suite 300	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705
714-667-8252
www.1031nnn.com

TRIPLE NET PROPERTIES ACQUIRES FOUR RESOURCE SQUARE
IN CHARLOTTE, NORTH CAROLINA

Santa Ana, California, March 13, 2007 – Louis J. Rogers, President of Triple Net Properties, LLC, announced today the acquisition of Four Resource Square on behalf of NNN 2003 Value Fund, LLC. The acquisition closed on March 7, 2007.

Four Resource Square is a five-story, 152,000-square-foot Class A multi-tenant office building in Charlotte, North Carolina. Located on more than nine acres in the 1,800-acre University Research Park, Four Resource Square is located within one mile of Interstates 85 and 495, and in close proximity to the Charlotte Douglas International Airport and the University of North Carolina at Charlotte. Constructed in 1999, the property is currently 69% leased to a variety of tenants, including McKesson Information Systems and Hartford Fire Insurance.

The property was purchased from G & I III Resource Square, LLC, represented by Ryan Clutter and Will Yowell of CB Richard Ellis. Financing was provided by RAIT Financial Trust, arranged by Eric Tupler of L.J. Melody & Company.

Triple Net Properties, LLC is the manager for NNN 2003 Value Fund, LLC. Triple Net Properties, LLC is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 33 million square feet of real estate, including more than 6,600 apartment units, with a combined market value of approximately $4.3 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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